Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:29 PM 05/22/2015
FILED 04:29 PM 05/22/2015
SRV 150751118 - 5532659 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:            The name of the surviving corporation is Akoustis, Inc., a Delaware corporation (the ‘‘Surviving Corporation”), and the name of the corporation being merged into the Surviving Corporation is Akoustis Acquisition Corp., a Delaware corporation (“Acquisition Subsidiary”).

SECOND:       The Agreement of Plan of Merger and Reorganization by and among Akoustis, Technologies, Inc., a Nevada corporation (the “Parent”), the Acquisition Subsidiary and the Surviving Corporation, and solely with respect to Section 6.3(f) thereof, Jeffrey B. Shealy (the “Agreement of Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations.

THIRD:          The name of the surviving corporation is Akoustis, Inc., a Delaware corporation.

FOURTH:      The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

FIFTH:            The merger is to become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:           The executed Agreement of Merger is on file at 9805 Northcross Center Court, Suite H, Huntersville, NC 28078, the place of business of the Surviving Corporation.

SEVENTH:     A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer, the 22nd day of May, 2015.

AKOUSTIS, INC

By:	/s/ Jeffrey B. Shealy
Name: Jeffrey B. Shealy
Title: President